Exhibit 2

FOR IMMEDIATE RELEASE:

CONTACT:     Jeffrey Birnbaum, (202)661-6367, JBirnbaum@BGRPR.com

Crest Files Proxy Statement to Oppose Sprint-Clearwire Merger

HOUSTON, April 10, 2013 – Crest Financial Limited, the largest minority shareholder of Clearwire Corporation (NASDAQ: CLWR), today filed a preliminary proxy statement that, when cleared by the Securities and Exchange Commission, will be used to urge Clearwire stockholders to reject the proposed merger with Sprint Nextel Corporation.

In the preliminary proxy statement, Crest reiterates that it opposes the Sprint-Clearwire merger because it believes that “it would be better for Clearwire to remain a stand-alone company” because the Sprint offer of $2.97 in cash per share is inadequate – based on several measures – and was devised in a way that unfairly disadvantages minority stockholders.

“A vote ‘AGAINST’ each of the Clearwire Special Meeting Proposals would send a firm message to the Clearwire Board and Sprint that Clearwire must pursue a business strategy that creates value for all Clearwire stockholders – not just Sprint,” the preliminary proxy statement says.

Crest has hired the proxy-solicitation firm D. F. King & Co., Inc. to help it oppose the proposed Sprint-Clearwire merger . Crest has also filed a lawsuit in Delaware against Sprint, Clearwire and the directors of Clearwire because Crest believes that the defendants breached their fiduciary duties by scheming to extract value from Clearwire at the expense of the minority stockholders. In addition, Crest has petitioned the Federal Communications Commission in Washington, D.C., to stop the proposed Softbank-Sprint and Sprint-Clearwire mergers because they would treat minority stockholders of Clearwire unfairly and the mergers would not be in the public’s best interest.

“The filing of Crest’s proxy statement is the next step in our ongoing effort to block Sprint’s unfair merger offer and we are optimistic that we can do so,” said David Schumacher, general counsel of Crest. “We look forward to the SEC clearing our preliminary proxy statement so that we can begin educating Clearwire shareholders in earnest about the disadvantages of the Sprint offer and the alternative future for Clearwire and its valuable trove of wireless spectrum.”

The preliminary proxy statement can be found at http://www.dfking.com/clwr.

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About Crest Financial Limited

Crest Financial Limited is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information

On April 10, 2013, Crest Financial Limited and Crest Investment Company (collectively, the “Participants”) filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and accompanying proxy card relating to Participants’ intention to solicit proxies from the stockholders of Clearwire Corporation (“Clearwire”) in connection with a special meeting of such stockholders to be held to vote upon the proposed transaction between Clearwire and Sprint-Nextel Corporation (the “Preliminary Proxy Statement”). The Preliminary Proxy Statement is available at no charge on the website of the Participant’s proxy solicitor at http://www.dfking.com/clwr and on the SEC’s website at http://www.sec.gov. The Participants intend to file with the SEC a definitive proxy statement and accompanying proxy card in connection with such proxy solicitation. When completed, any such definitive proxy statement and proxy card will be furnished to some or all of the stockholders of Clearwire and will, along with other relevant documents, be available at no charge on the website of the Participant’s proxy solicitor at http://www.dfking.com/clwr and on the SEC’s web site at http://www.sec.gov. In addition, the Participants will provide copies of the definitive proxy statement and accompanying proxy card (when available) at no charge upon request. Information relating to the Participants in such proxy solicitation is contained in the Preliminary Proxy Statement. STOCKHOLDERS OF CLEARWIRE ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT, WHICH IS AVAILABLE NOW, AND ANY DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS IN ANY SUCH SOLICITATION.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

SOURCE:     Crest Financial Limited